Exhibit 99.1

Press Release	Investor Contact: Will Gabrielski Vice President, Investor Relations 213.593.8208 William.Gabrielski@aecom.com	Media Contact: Brendan Ranson-Walsh Vice President, Global Communications & Corporate Responsibility 213.996.2367 Brendan.Ranson-Walsh@aecom.com

AECOM announces initial $150 million accelerated share repurchase agreement

LOS ANGELES (August 9, 2018) — AECOM (NYSE:ACM), a premier, fully integrated global infrastructure firm, today announced it has entered into an accelerated share repurchase agreement with JPMorgan Chase Bank, National Association (JPMorgan) to repurchase $150 million of its common stock. This transaction will enable the Company to reduce its outstanding share count shortly after execution of the agreement, and reflects the initial repurchase under its previously-announced $1 billion authorization by the Board of Directors last September.

“We are executing share repurchases as a result of the existing momentum underpinning our business and our confidence in its long-term trajectory,” said Michael S. Burke, AECOM’s chairman and chief executive officer. “Our strong business fundamentals create a compelling opportunity to redirect cash flow to repurchases, as part of our commitment to driving substantial value for AECOM and our shareholders.”

Under the accelerated share repurchase agreement, AECOM will provide $150 million to JPMorgan and will receive a substantial percentage of the repurchased shares upfront while the final share amount will be determined based upon the average of the daily volume weighted average prices of AECOM’s common stock over the term of the agreement. AECOM expects the accelerated share repurchase agreement to be completed in the first quarter of fiscal year 2019. At settlement, AECOM may be entitled to receive additional shares of common stock from JPMorgan or, under certain circumstances, may be required to issue additional shares or make a cash payment to JPMorgan at AECOM’s option.

About AECOM

AECOM (NYSE:ACM) is built to deliver a better world. We design, build, finance and operate infrastructure assets for governments, businesses and organizations in more than 150 countries. As a fully integrated firm, we connect knowledge and experience across our global network of experts to help clients solve their most complex challenges. From high-performance buildings and infrastructure, to resilient communities and environments, to stable and secure nations, our work is transformative, differentiated and vital. A Fortune 500 firm, AECOM had revenue of approximately $18.2 billion during fiscal year 2017. See how we deliver what others can only imagine at aecom.com and @AECOM.

Forward-Looking Statements

All statements in this press release other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the impact of the accelerated share repurchase agreement, the number of common stock shares acquired under the accelerated share repurchase agreement, the future expectations of the business and its impact on shareholder value, as well as other future business conditions.  Actual results could differ materially from those projected or assumed in any of our forward-looking statements. Important risk factors that could cause actual results to differ materially from our forward-looking statements are set forth in AECOM’s periodic report on Form 10-Q for the quarter ended June 30, 2018, and other reports filed with the U.S. Securities and Exchange Commission. AECOM does not intend, and undertakes no obligation, to update any forward-looking statements

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